                                 STOCK PURCHASE
                                 AND ASSIGNMENT
                                   AGREEMENT

                                     By and

                                     Among


                             KES PUERTO RICO, L.P.,

                                      and

                         KENETECH ENERGY SYSTEMS, INC.


                                      and


                               KES BERMUDA, INC.


                                      and


                                 EME DEL CARIBE


                                      and


                             EDISON MISSION ENERGY


                                    dated as

                                       of

                               December 23, 1998

                               TABLE OF CONTENTS

                                                                      Page


2.   SALE AND PURCHASE.                                                 2
3.   CLOSING.                                                           2
3.1.      Time and Place.                                               2
3.2.      Transactions at Closing.                                      2
4.   REPRESENTATIONS AND WARRANTIES OF THE KES ENTITIES.                4
4.1.      Organization; Authority.                                      4
4.2.      Approval; Binding Effect.                                     5
4.3.      Non-Contravention.                                            5
4.4.      Governmental Consents.                                        5
4.5.      Proceedings.                                                  6
4.6.      Financial Statements.                                         6
4.7.      Shareholders Agreement.                                       6
4.8.      Brokers.                                                      6
4.9.      Bankruptcy.                                                   6
4.10.     Investment Company Act.                                       7
4.11.     Capitalization.                                               7
4.12.     Special Purpose Entities.                                     8
4.13.     Title to the Interest, Liens, etc.                            8
4.14.     All Required KPR Capital Contributions
           Made Under Shareholders Agreement.                           8
4.15.     The Project.                                                  8
4.16.     Limitations on Representations and Warranties.               10
5.   REPRESENTATIONS AND WARRANTIES OF BUYER.                          11
5.1.      Organization; Authority.                                     11
5.2.      Corporate Approval; Binding Effect.                          11
5.3.      Non-Contravention                                            12
5.4.      Governmental Consents.                                       12
5.5.      Brokers.                                                     12
5.6.      No Financing.                                                12
5.7.      Investment Company Act.                                      12
5.8.      Due Diligence Review.                                        12
5.9.      No Registration; Investment Representation;
          Accredited Investor; Sophisticated Person.                   13
5.10.     Employee Benefits Plan.                                      13
5.11.     Status as an "Electric Utility".                             14
5.12.     Compliance with Confidentiality Agreement.                   14
6.   INTENTIONALLY OMITTED.                                            14
7.   CONDITIONS PRECEDENT TO BUYER PARTIES' OBLIGATIONS.               14
7.1.      Representations and Warranties True at Closing.              14
7.2.      Compliance With Agreement.                                   14
7.3.      Officer's Certificate.                                       14
7.4.      Resolution of the QF Issue.                                  14
7.5.      Consents.                                                    14
7.6.      Suits and Proceedings.                                       14
7.7.      No Material Adverse Change.                                  15
7.8.      Resignations of Directors and Officers.                      15
7.9.      Releases.                                                    15
7.10.     Affidavit.                                                   15
7.11.     Fieldstone Fairness Opinion.                                 15
7.12.     KPMG Comfort Letter.                                         15
7.13.     Notices Under the Credit Agreement.                          16
7.14.     Opinion of Counsel.                                          16
7.15.     Certificate, Documents.                                      16
8.   CONDITIONS PRECEDENT TO KES ENTITY OBLIGATIONS.                   16
8.1.      Representations and Warranties True at Closing.              16
8.2.      Compliance with Agreement.                                   16
8.3.      Officer's Certificate.                                       17
8.4.      Opinion of Counsel.                                          17
8.5.      Assumption of Certain Obligations.                           17
8.6.      Certificates, Documents.                                     17
9.   CONFIDENTIAL INFORMATION.                                         17
10.  HSR ACT.                                                          17
11.  POST CLOSING TAX INCENTIVE.                                       17
12.  RELEASE.                                                          18
13.  GENERAL.                                                          18
13.1.     Expenses.                                                    18
13.2.     Notices.                                                     18
13.3.     Entire Agreement.                                            20
13.4.     Governing Law; CONSENT TO JURISDICTION.                      20
13.5.     Sections and Section Headings.                               20
13.6.     Assigns.                                                     20
13.7.     Further Assurances.                                          21
13.8.     No Implied Rights or Remedies.                               21
13.9.     Knowledge.                                                   21
13.10.    Counterparts.                                                21
13.11.    Satisfaction of Conditions Precedent.                        21
13.12.    Time is of the Essence and Best Efforts.                     21
13.13.    Survival of Representations and Warranties.                  21




                                   Schedules

4.5      Proceedings
4.6      Material Liabilities
7.5      Required Consents
7.9      Resignations of Directors and Officers

                                    Exhibits

A        Assignment and Assumption Agreement
B        Confidentiality Agreement
C        PREPA Waiver Agreement

2.   STOCK PURCHASE AND ASSIGNMENT AGREEMENT

THIS STOCK PURCHASE AND ASSIGNMENT AGREEMENT (this "Agreement") is dated as of the 23rd day of December, 1998, by and between (i) EME del Caribe, a Cayman Islands company limited by shares ("Buyer") and Edison Mission Energy, a California corporation ("Assignee," collectively with the Buyer, the "Buyer Parties") and (ii) KES Puerto Rico, L.P., a Bermuda exempted limited partnership ("KPR"), KENETECH Energy Systems, Inc., a Delaware corporation ("KES") and KES Bermuda, Inc., a Delaware corporation ("KBI", collectively with KPR and KES, the "KES Entities").

WHEREAS, KPR owns a fifty percent (50%) interest in EcoElectrica Holdings, Ltd., a Cayman Islands company limited by shares (the "Company"), in the form of the issued and outstanding Class B Shares (as defined in Section 4.11 hereof) of the Company (the "Interest");

WHEREAS, the Company directly owns a one hundred percent (100%) interest in EcoElectrica, Ltd., a Cayman Islands company limited by shares (the "General Partner"), and owns a ninety-nine percent (99%) interest in EcoElectrica, L.P., a Bermuda exempted limited partnership (the "Project Partnership"), which was formed to develop, design, finance, construct, own and operate an approximately 540 megawatt (net) natural gas-fired cogeneration facility, liquefied natural gas import terminal, a desalination facility and certain other auxiliary and related assets (collectively, the "Project"); the General Partner owns a one percent (1%) interest in the Project Partnership;

WHEREAS, in order to set forth an understanding regarding certain elements of the relationships involving the Company, the Project Partnership and the General Partner, KPR entered into that certain Shareholders Agreement, dated as of December 10, 1997, by and among KPR, the Company and Buenergia Gas & Power, Ltd., a Cayman Islands company limited by shares (the "Shareholders Agreement");

WHEREAS, KBI has entered into an Administrative Services Agreement with the Project Partnership, dated as of October 31, 1997 (the "Administrative Services Agreement"), pursuant to which KBI receives a fee, plus expense reimbursement for providing advisory services to the Project Partnership;

WHEREAS, KES has received a note issued by the Project Partnership payable to KES in the original principal amount of $22,064,185 for unpaid development fees (the "Project Note");

WHEREAS, KPR desires to sell the Interest to Buyer, KES desires to assign all of its rights and other interests in the Project Note to Assignee, and KBI desires to assign all of its rights and other interests in the Administrative Services Agreement to Buyer, and Buyer desires to purchase the Interest of KPR in the Company and to take in assignment the Administrative Services Agreement from KBI, and Assignee desires to take in assignment the Project Note from KES, each upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer Parties and the KES Entities agree as follows:

(1)  DEFINITIONS.
     Capitalized terms used herein without definition, which are defined in or by reference in the Shareholders Agreement, shall have the same meanings herein as therein.

(2)  SALE AND  PURCHASE.
     Subject to the terms and conditions set forth in this Agreement: (a) KPR agrees to sell to Buyer, and Buyer agrees to purchase from KPR, the Interest; (b) KES agrees to assign to Assignee, and Assignee agrees to take in assignment from KES, all of KES's rights and other interests in the Project Note; and (c) KBI agrees to assign to Buyer, and Buyer agrees to take in assignment from KBI, all of KBI's rights and other interests in the Administrative Services Agreement. In exchange for these items, the Buyer Parties shall tender payment of an aggregate cash purchase price equal to $213,500,000, which payment shall be applied in accordance with Section 3.2(c) plus the payment, if any, to be made pursuant to Section 11 (such payments collectively, the "Purchase Price").

3.   CLOSING.

     3.1 Time and Place. The closing of the sale and purchase of the Interest and the assignment of the Project Note and the Administrative Services Agreement (the "Closing") shall be held at the offices of Bingham Dana LLP, 399 Park Avenue, New York, NY 10022-4689 at 10:00 a.m. on December 23, 1998, or at such other time, or at such other place as the Buyer Parties and the KES Entities may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

     3.2  Transactions at Closing.

          At the Closing:

          (a) KPR shall deliver to Buyer, free and clear of any lien, claim or encumbrance, a certificate representing all of the Interest, duly endorsed in blank or with duly executed stock powers attached, and Buyer shall undertake certain duties and obligations under the Shareholder's Agreement pursuant to an Assignment and Assumption Agreement in the form of Exhibit A-1 hereto. KBI shall assign to Buyer, free and clear of any lien, claim or encumbrance, the Administrative Services Agreement pursuant to an Assignment and Assumption Agreement in the form of Exhibit A-2 hereto. KES shall assign to Assignee, free and clear of any lien, claim or encumbrance, the Project Note pursuant to an Assignment and Assumption Agreement in the form of Exhibit A-3 hereto (collectively, the "Assignment and Assumption Agreements").

          (b) The Buyer Parties shall execute and deliver to the KES Entities the following documents: (i) an Equity Support Guarantee in the form attached as Exhibit E-2-B to the Depositary Agreement (as defined in the Credit Agreement), providing a $33.5 million equity funding guarantee; (ii) a Master Guarantee and Support Instrument in the form attached as Exhibit D-1 to the Depositary Agreement; (iii) a Guarantee Assumption Agreement in the form attached as Exhibit C to the Shareholders Agreement; (iv) a Consent and Assignment in the form of that which was delivered by KBI on October 31, 1997, mutatis mutandis, pursuant to the Credit Agreement; and (v) the Assignment and Assumption Agreements in the forms of Exhibit A-1, A-2, and A-3.

          (c) The Buyer Parties shall deliver the Purchase Price by wire transfer of immediately available funds:

               (i) to Fleet National Bank, Hartford, CT to ABA #011-500-010, for the account of Lyon Credit Corporation at Account No. 007030-0226 in the amount of $27,351,564.53;

               (ii) to Sanwa Bank California, Los Angeles, CA to ABA #122003516,
                    for  the  account  of  KENETECH  Windpower  Inc.  Debtor  in
                    Possession, Account No. 0665-28604, in the amount of $6,500,000;

               (iii)to Bank of New York,  New York,  NY to ABA #0210  00018,  as
                    Indenture Trustee for GLA #111-565, for further credit to Account No. 308335, for A/C Risk - KENETECH (the account of the Indenture Trustee), in the amount of $145,346,695.50;

               (iv) to Bank of New York,  48 Wall  Street,  New York,  NY to ABA
                    #021000018, for the account of Fieldstone Private Capital Group, L.P. at Account Name: FPCG Services, L.P., Account
                    No.: 8900148829, in the amount of $2,000,000;

               (v) to Sanwa Bank California, San Francisco, CA to ABA #122003516, for the account of KENETECH Energy Systems, Inc., Payroll Account, Account No. 0662-26054 in the amount of $8,000,000; and

               (vi) the balance of the Purchase  Price (not including any amount payable under Section 11) to Bank of New York, New York, NY to ABA #021000018, Account No. 8900 11 8245, for the account of Fidelity Group of Funds Institutional Account, for further credit to KENETECH Energy Systems, Inc., Account No. 0059-00080389620 in the amount of $24,301,740.00.

               (vii)The Buyer  Parties shall make the payment to PREPA under the
                    Waiver Agreement (each as defined in Section 7.4), to Citibank, NY, New York, NY to ABA #021000089, for Citibank, PR as Receiving Bank, Account No. 10-99-1506, for further credit to PREPA Citi-Cogen Funds, Account No. 0-400015-112, in the amount of $29,275,000;

4.    REPRESENTATIONS AND WARRANTIES OF THE KES ENTITIES.

      The KES Entities represent and warrant to the Buyer Parties as follows:

     4.1 Organization; Authority. Each of KES and KBI is a corporation duly organized, validly existing and in good standing in the State of Delaware. KPR is a Bermuda exempted limited partnership under the Bermuda Exempted Limited Partnership Act, 1992 and the Bermuda Limited Partnership Act, 1883, duly established, validly existing and in good standing in Bermuda. Each of the Company and the General Partner is a Cayman Islands company limited by shares, duly organized, validly existing and in good standing in the Cayman Islands. The Project Partnership is a limited partnership under the Bermuda Exempted Limited Partnership Act, 1992 and the Bermuda Limited Partnership Act, 1883, duly established, validly existing and in good standing in Bermuda. Each of the KES Entities has delivered to the Buyer Parties complete and correct copies of its limited partnership or corporate charter documents and by-laws or other organizational documents, and all amendments thereto, as applicable. KPR has delivered to Buyer complete and correct copies of the limited partnership or corporate charter documents and by-laws or other organizational documents and all amendments thereto, as applicable, for the Company, the General Partner and the Project Partnership. Each of KPR, KES and KBI has all requisite power and authority under its limited partnership or corporate charter documents and bylaws or other organizational documents, as applicable, and all amendments thereto, and under applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to perform all its agreements and obligations under this Agreement in accordance with its terms, and to sell the Interest and assign the Administrative Services Agreement to the Buyer and the Project Note to Assignee.

     4.2 Approval; Binding Effect. The KES Entities have given all necessary notices and obtained all necessary authorizations and approvals of any Person, other than a Governmental Person, required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the KES Entities and constitutes the legal, valid and binding obligation of each of the KES Entities, enforceable against each of the KES Entities in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3 Non-Contravention. Neither the execution and delivery of this Agreement by any KES Entity nor the consummation by any KES Entity of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien, claim or encumbrance upon any property of any KES Entity, KENETECH Corporation ("KES's Parent"), the Company, the General Partner or the Project Partnership, which either individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company, the General Partner, the Project Partnership or any of the KES Entities taken as a whole (a "Material Adverse Effect") pursuant to: (a) the charter documents or by-laws or other organizational documents of KES's Parent, the Company, the General Partner, the Project Partnership or any of the KES Entities, each as amended to date; (b) any material agreement or commitment to which KES's Parent, the Company, the General Partner, the Project Partnership or any of the KES Entities is a party; (c) the Settlement Agreement and any other agreement to which KES is or may be a party with its creditors; or (d) any statute or any judgment, decree, order, regulation or rule of any court or other Governmental Person.

     4.4 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Person is required for the execution and delivery of this Agreement by the KES Entities or for the consummation by the KES Entities of the transactions contemplated hereby, other than those already obtained on or prior to Closing.

     4.5 Proceedings. Except as disclosed in Schedule 4.5, to the actual knowledge of its officers, the KES Entities know of no material actions, suits, proceedings or investigations pending or threatened against or affecting any KES Entity, the Company, the General Partner or the Project Partnership, in, by or before any court, agency, commission, arbitrator, board, authority or other tribunal.

     4.6 Financial Statements. Each unaudited balance sheet dated December 31, 1997, March 31, 1998, June 30, 1998 and September 30, 1998, and
          statement of income for the quarter then ended, delivered to Buyer with respect to each KES Entity, the Company, the General Partner and the Project Partnership ("Financial Statements") has been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately presents the financial condition and results of operations of each such entity as at the date and for the period shown therein, subject to normal year-end adjustments made to conform such statements to generally accepted accounting principles. Except as (a) reflected in such Financial Statements or,
          (b) disclosed in Schedule 4.6 and which will be released at Closing, none of the KES Entities, the Company, the General Partner or the Project Partnership has any material liabilities or obligations, which are required to be disclosed in a balance sheet prepared in accordance with generally accepted accounting principles. Since the date of such Financial Statements, each of the KES Entities, the Company, the General Partner and the Project Partnership has conducted its business in the ordinary course of its business consistent with past practice, and has not entered into any material agreement, commitment or transaction except in the ordinary course of its business or increased its indebtedness (other than by means of preexisting credit facilities) or other material liabilities.

     4.7 Shareholders Agreement. Prior to the date hereof, KPR has delivered to the Buyer Parties, true, correct and complete copies of the Company's charter documents and the Shareholders Agreement, each of which is in full force and effect and has not been amended, modified or supplemented.

     4.8 Brokers. Except for Fieldstone Private Capital Group, L.P., which has been retained by KES, no KES Entity has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement. KES shall be responsible for the payment of all commissions, fees and expenses of Fieldstone Private Capital Group, L.P., other than those payable by the Buyer in connection with the Opinion mentioned in Section 7.11.

     4.9 Bankruptcy. Neither KES's Parent, the Company, the General Partner, the Project Partnership nor any KES Entity has filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against KES's Parent or any KES Entity seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy act, or other debtor relief law, and no other liquidator, receiver or trustee has been appointed for KES's Parent, the Company, the General Partner, the Project Partnership or any KES Entity, or for all or any substantial part of their properties, nor has any involuntary petition been filed with respect to any such entity. The Settlement Agreement and Release dated as of May 13, 1998, among KES, KENETECH Windpower, Inc. ("KWI"), the Official Unsecured Creditors' Committee of KWI, and certain other parties named therein (the "Settlement Agreement") is in full force and effect and no breach or default has occurred thereunder or will occur thereunder as a result of the transactions contemplated to occur pursuant to this Agreement at Closing.

     4.10 Investment Company Act. None of the KES Entities, the Company, the General Partner or the Project Partnership is an "investment company" or a company "controlled" by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

     4.11 Capitalization.

          (a) The Company. The initial authorized capital of the Company consists of 500,000,000 Class A ordinary limited liability shares (the "Class A Shares") and 500,000,000 Class B ordinary limited liability shares (the "Class B Shares"), each with a par value of US$0.01. On the Closing Date, 100 Class A Shares and 100 Class B Shares are issued and outstanding. All the Class B Shares are validly issued and outstanding, fully paid and nonassessable, are not subject to any transfer restrictions, except as set forth in the Shareholders Agreement and in applicable securities laws, and are owned of record and beneficially by KPR, free and clear of any claims, liens, or encumbrances, except as provided in the Shareholders Agreement. The Company does not have outstanding rights (preemptive or other) to subscribe for or to purchase, or any warrants for the purchase of, or any agreements, understandings or arrangements providing for or other obligations requiring the issuance (contingent or other) of, or any calls, options, commitments or claims of any character relating to, any shares of any class of its capital stock or any securities convertible or exchangeable for any such stock. The Company is not subject to any obligations (contingent or other) to repurchase or otherwise acquire or rescind the sale of any shares of any class of its stock or any securities, rights or options related thereto.
          (b) The Project Partnership. The Company directly owns (i) a ninety-nine percent (99%) interest in the Project Partnership and
               (ii) a one hundred percent (100%) in the General Partner, which directly owns a one percent (1%) interest in the Project Partnership.

     4.12 Special Purpose Entities. Each of KPR and KBI is a special purpose entity, created as a part of the vehicle through which KES holds its interests in the Project. Neither KPR nor KBI engages in any other business or activities or holds any material assets other than its indirect interest in the Project, or is subject to any material contractual liabilities, other than those incurred in connection with the Project, all of which assets and liabilities have been disclosed to Buyer in writing on or prior to the date of this Agreement. Such disclosed liabilities include certain liabilities associated with employment contracts of certain KES Entity employees and the debt of KES Penuelas Holdings, Inc., a subsidiary of KES, to Lyon Credit Corporation. All obligations of KES Penuelas Holdings, Inc. owing to Lyon Credit Corporation shall be paid in full on the Closing Date. All compensation related to the Project payable to employees of the KES Entities pursuant to such employment contracts as of the Closing Date (other than normal salary compensation) will be paid in full from the proceeds of the transaction contemplated hereby.

     4.13 Title to the Interest, Liens, etc. Upon consummation of the transactions contemplated hereby at Closing, Buyer and Assignee, as the case may be, will have, record and beneficial ownership of, and good marketable title to the Interest, the Administrative Services Agreement and the Project Note, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, option, equity or other adverse claim thereto, except as set forth in the Shareholders Agreement and the Credit Agreement with respect to the subordination provisions applicable to the Project Note and the Administrative Services Agreement.

     4.14 All Required KPR Capital Contributions Made Under Shareholders Agreement. KPR has made all capital contributions required by the terms of the Shareholders Agreement payable prior to the date hereof. No capital contributions are required to be made by KPR in the future, except as required by the terms of the Shareholders Agreement.

     4.15 The Project.
          (a) Project Contracts. Prior to the date of this Agreement, the KES Entities have delivered to the Buyer Parties true, correct and complete copies of all Project Agreements, and all amendments, supplements and modifications thereto. The KES Entities have not received any notice of the occurrence of any default or event of default or material breach by the Project Partnership, as such terms are defined under any of the Project Agreements.
          (b) Project Note and Administrative Services Contract. Each of the Project Note and the Administrative Services Agreement is in full force and effect and has not been modified, amended or supplemented. No breach or default by any KES Entity has occurred and is continuing under the Project Note or the Administrative Services Agreement, or will occur as a result of the transactions contemplated to occur at Closing pursuant to this Agreement.
          (c) Ownership of Property and Assets. As of the date hereof, each of the Company, the General Partner and the Project Partnership, as the case may be, has good and marketable title to, and is in peaceable possession of, all properties and assets of the Company, the General Partner and the Project Partnership, respectively, shown on the most recent balance sheet of each of the Company, the General Partner and the Project Partnership, as the case may be, free and clear of any material liens, claims or encumbrances, except those granted by the Project Partnership, the Company and the General Partner pursuant to the Financing Documents.
          (d) Tax Matters. Each of the KES Entities, the Company, the General Partner and the Project Partnership has filed all federal, state and local tax returns it is required to file, has paid any tax it is required to pay to the extent due (other than any tax it is contesting in good faith and by appropriate proceedings and with appropriate reserves therefore). Neither KPR, the Company, the General Partner nor the Project Partnership has taken any action to affect in a material adverse manner the Grant of Industrial Tax Exemption (Case No. 95-8-1-6) and its amendment (Case No. EI-96-5 (95-8-1-6)A and Case No. EI-97-7(95-8-1-6)B) by the
               government of Puerto Rico. On November 25, 1998, the Project Partnership filed a Petition for Conversion to the Tax Incentives Act of 1998 (Case No. 95-8-I-6) (the "Project Partnership's Tax Petition").
          (e) Conduct of Business. The Company, the General Partner and the Project Partnership have conducted no business other than their activities with respect to the Project. The Company, the General Partner and the Project Partnership have no subsidiaries except as set forth in this Agreement.
          (f) Qualifying Facility Status. Without regard to the ownership criteria set forth in 18 C.F.R. S~292.206, the Project is designed to meet all requirements applicable to qualifying cogeneration facilities pursuant to 18 C.F.R. Sec 292.203(b). The Federal Energy Regulatory Commission on November 1, 1996, in Docket No. QF 95-328-001, found the project to be a qualifying facility pursuant to its regulations. A Notice of self-recertification was filed by the Project Partnership on December 15, 1997, in Docket No. QF 95-328-002. Following the consummation of the transactions pursuant to this Agreement, the Project will no longer qualify to be a qualifying facility due solely to the change in ownership. Other than the consummation of the transaction pursuant to this Agreement, there is no action threatened or pending in respect of the qualifying facility status of the Project and there have been no other changes that would affect the qualifying facility status of the Project.

          (g) Foreign Utility Company Status. The Project Partnership is a "foreign utility company" within the meaning to Section 33(a) of the Public Utilities Holding Company Act of 1935, as amended by the Energy Policy Act of 1992 ("PUHCA"), and is therefore not a public utility company (which include both electric and gas utility companies) under Section 2(a)(5) of PUHCA. Pursuant to
               Section 33(a)(3) of PUHCA, a notice of foreign utility company status was filed on December 15, 1997, with the Securities and Exchange Commission. There is no action threatened or pending in respect of the status of the Project Partnership as a foreign utility company under PUHCA.
          (h) Securities Act. Based in part on the representations and warranties of Buyer set forth in Section 5.9 hereof, the transfer by KPR to Buyer of the Interest is exempt from the registration requirements of the Securities Act of 1933, as amended from time to time, and neither KPR nor any Affiliate of KPR has taken any action with respect to the Interest, which would adversely effect the exemption of the sale of the Interest pursuant hereto from such registration requirements.
          (i) Employees and Employee Benefits. Neither the Company, the General Partner nor the Project Partnership has ever maintained or contributed to, nor has the Company, the General Partner or the Project Partnership ever been required to contribute to, any "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee pension benefit plan" (as defined in
               Section 3(2) of ERISA), or any foreign pension benefit plan, which provides or results in the type of benefits described in section 3(1) or 3(2) of ERISA. Neither the Company, the General Partner nor the Project Partnership has any ERISA Affiliates (as defined in Section 3(9) of ERISA).

     4.16 Limitations on Representations and Warranties. KPR is selling to Buyer and Buyer is buying from KPR the Interest, and thereby its indirect interest in the Project Partnership and the Project, KES is assigning to Assignee and Assignee taking in assignment from KES, the Project Note and KBI is assigning to Buyer and Buyer is taking in assignment from KBI, the Administrative Services Agreement, (together with the Interest and the Project Note, the "Purchased Assets"), each on a "AS IS" and "WITH ALL FAULTS" basis, except as expressly set forth herein. The Buyer Parties hereby acknowledge that OTHER THAN THOSE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE IN THIS SECTION 4, THE KES ENTITIES HAVE NOT MADE, DO NOT MAKE, AND HEREBY DISCLAIM ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PURCHASED ASSETS INCLUDING, BUT NOT LIMITED TO, THE DESIGN, CAPACITY, CONDITION, MERCHANTABILITY, OR FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE, OF ANY PORTION OF THE PURCHASED ASSETS, INCLUDING WITHOUT LIMITATION, THE INTEREST AND THE INDIRECT INTEREST IN THE PROJECT PARTNERSHIP AND/OR THE PROJECT. The Buyer Parties further acknowledge that the KES Entities are not, except to the extent of representation and warranties set forth in this Section 4, responsible for compliance with requirements of any laws, ordinances, governmental rules or regulations including, but not limited to, laws with respect to environmental matters, patent, trademark, copyright or trade secret infringement, or for any direct, indirect, incidental, punitive, consequential or other damages arising out of the ownership, use of or inability to use the Purchased Assets, including any portion of the Interest or the indirect interest in the Project Partnership or the Project.


5.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Each of the Buyer Parties represent and warrant to the KES Entities as follows:

     5.1 Organization; Authority. Buyer is a Cayman Islands exempted company limited by shares, duly organized, validly existing and in good standing under the laws of the Cayman Islands. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer and Assignee each has all requisite power and authority under its charter or other organization documents as applicable and applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to perform all its agreements and obligations under this Agreement in accordance with its terms, and to purchase the Interest and take assignment of the Administrative Services Agreement and the Project Note from the KES Entities.

     5.2 Corporate Approval; Binding Effect. Each of the Buyer Parties has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Buyer Party and constitutes the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3 Non-Contravention. Neither the execution and delivery of this Agreement by such Buyer Party nor the consummation by such Buyer Party of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of such Buyer Party pursuant to (a) the charter documents or by-laws or other organization documents of such Buyer Party, each as amended to date; (b) any agreement or commitment to which such Buyer Party is a party or by which such Buyer Party or any of its properties is bound or to which such Buyer Party or any of its properties is subject; or
          (c) any statute or any judgment, decree, order, regulation or rule of any court or other Governmental Person relating to Buyer.

     5.4 Governmental Consents. No consent, approval or authorization of, or registration, designation, declaration or filing with, any Governmental Person is required for the execution and delivery of this Agreement by such Buyer Party or for the consummation by such Buyer Party of the transactions contemplated hereby, other than those already obtained on or prior to Closing.

     5.5  Brokers.  Such  Buyer  Party  has  not  retained,   utilized  or  been
          represented by any broker or finder in connection with the transactions contemplated by this Agreement. No broker's, finder's or financial advisor's fees or commissions are or will become payable by any KES Entity arising out of any action, or omissions to act on the part of such Buyer Party in connection with the transactions contemplated hereby.

     5.6 No Financing. The Buyer Parties have adequate funds at their disposal to finance the Purchase Price on the Closing Date. The consummation of the purchase described in this Agreement is not subject to the Buyer Parties' ability to obtain financing.

     5.7 Investment Company Act. Neither the Buyer nor Assignee is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.8 Due Diligence Review. Each of the Buyer Parties acknowledges and agrees that, except for the representations and warranties of the KES Entities contained in Section 4 hereof, it is purchasing the Interest and taking assignment of the Administrative Services Agreement and the Project Note on an AS IS/WHERE IS basis. Each of the Buyer Parties further acknowledges and agrees that upon consummation of the transactions contemplated hereby, it will have no further recourse against the KES Entities or KES's Parent with respect to the Interest, the Administrative Services Agreement or the Project Note, except in connection with any breach of such representations and warranties as contemplated by Section 4.16. The Buyer Parties are sophisticated and knowledgeable with respect to independent power projects and related matters and have performed their own independent investigation, with due diligence, assisted by legal counsel and other professionals, of the investment represented by the sale of the Interest, the Administrative Services Agreement and the Project Note and have formed their own independent assessment of the risks and potential returns of the Interest, the Administrative Services Agreement and the Project Note. The Buyer Parties acknowledge that they have completed to their satisfaction their own due diligence investigation with respect to the KES Entities, the Interest, the Project Note and the Administrative Services Agreement. The Buyer Parties, except as to any representation expressly set forth in a closing document, are not relying, to any extent, on any representation or statement of any KES Entity or KES's Parent.

     5.9 No Registration; Investment Representation; Accredited Investor; Sophisticated Person. The Buyer Parties acknowledge that the Interest has not been registered under any federal, state or local securities laws, and may not be resold unless permitted under applicable exemptions contained in such securities laws or upon satisfaction of the registration or qualification requirements of such securities laws (nor does KPR have any obligation to effect any such registration). The Buyer Parties will refrain from acquiring, transferring or otherwise disposing of the Interest or any interest therein, in such manner as to violate any registration requirements of any applicable federal, state or local securities laws, and the rules and regulations promulgated thereunder regulating the disposition thereof. Buyer is acquiring the Interest for its own account for investment purposes only, and not with a view to, or for sale in connection with, any distribution or public offering thereof or any portion thereof. The Buyer Parties have extensive financial experience with investments such as the investment contemplated by this Agreement and therefore have the ability to protect their own interests in connection with this Agreement. The Buyer is a "Sophisticated Person" as defined in the Credit Agreement.

     5.10 Employee Benefits Plan. The Buyer Parties are buying the Interest, the Administrative Services Agreement and the Project Note with their general assets. No funds used to acquire the Interest, the Administrative Services Agreement or the Project Note will be furnished directly or indirectly out of the assets of or in connection with any Employee Benefit Plan.

     5.11 Status as an "Electric Utility".   Each Buyer Party is a subsidiary of
          an electric utility holding company exempt under Section 3(a)(1) of PUHCA.

     5.12 Compliance with Confidentiality Agreement. The Buyer Parties have complied with all the terms and conditions of that certain Confidentiality Agreement, by and between KES and Assignee, and attached hereto as Exhibit B (the "Confidentiality Agreement").

6.   INTENTIONALLY OMITTED.

7.   CONDITIONS PRECEDENT TO BUYER PARTIES' OBLIGATIONS.

     The obligation of the Buyer Parties to consummate the Closing shall be subject to the satisfaction at the Closing of each of the following conditions:

     7.1 Representations and Warranties True at Closing. The representations and warranties made by the KES Entities in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date.

     7.2 Compliance With Agreement. The KES Entities shall have performed and complied in all material respects with all of their obligations under this Agreement to be performed or complied with by the KES Entities on or prior to the Closing Date.

     7.3 Officer's Certificate. The KES Entities shall have delivered to the Buyer Parties in writing, at and as of the Closing, a certificate, in form and substance satisfactory to the Buyer Parties, certifying that the conditions in each of Sections 7.1 and 7.2 hereof have been satisfied.

     7.4 Resolution of the QF Issue. As of the Closing Date, KES and Assignee shall have entered into that certain Waiver Agreement with the Puerto Rico Electric Power Authority ("PREPA"), EcoElectrica, L.P., and Enron Development Corp., substantially in the form of Exhibit C hereto (the "Waiver Agreement").

     7.5 Consents. The Buyer Parties shall have received copies of any and all consents set forth on Schedule 7.5, which shall be in full force and effect.

     7.6 Suits and Proceedings. There shall not be pending or threatened against the Buyer Parties, any KES Entity, the Company, the General Partner or the Project Partnership, any suit, action, proceeding or investigation seeking to challenge, enjoin, delay or set aside any of the transactions contemplated hereby.

     7.7 No Material Adverse Change. Between July 31, 1998, and the Closing Date, there shall be no change in the business or the assets of the Company, the General Partner, any KES Entity, or the Project Partnership, including any Unfavorable Decision (as defined in the Credit Agreement), which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     7.8  Resignations  of  Directors  and  Officers.  Except  as set  forth  on
          Schedule 7.8 hereto, all the directors, officers and authorized signatories appointed by KPR to the Company, the General Partner and the Project Partnership shall have resigned their positions with the Company, the General Partner or the Project Partnership on or prior to the Closing Date, and all necessary notices shall have been given pursuant to the Shareholders Agreement and the Articles of Association and other organizational documents of the Company, the General Partner and the Project Partnership, as applicable, substituting representatives of the Buyer Parties on the Board of Directors pursuant to the Shareholders Agreement and the Articles of Association of the Company, the General Partner and the Project Partnership as applicable.

     7.9 Releases. The KES Entities shall have provided to the Buyer Parties at Closing executed releases of all liens held by Lyon Credit Corporation and by each Person party to the employment contracts listed on
          Schedule 4.6 a Satisfaction and Discharge from the Bank of New York, as Indenture Trustee and representative of bondholders of KES's Parent evidencing satisfaction and discharge of claims by the bondholders, a receipt or other appropriate documentation acknowledging receipt of funds by the bankruptcy trustee in respect of the KENETECH Windpower Inc. estate in the full amount of KES's Settlement Obligation as defined in the Settlement Agreement in form and substance reasonably satisfactory to the Buyer Parties.

     7.10 Affidavit. An affidavit of Michael U. Alvarez in form and substance acceptable to the Buyer Parties addressing certain issues concerning the transactions contemplated under this Agreement shall be signed.

     7.11 Fieldstone Fairness Opinion. Fieldstone Private Capital Group, L.P., financial advisor to KES, shall have delivered to the Buyer Parties a written opinion, addressed to the Buyer Parties and dated the Closing Date, addressing the fairness of the terms and conditions of the transactions contemplated under this Agreement.

     7.12 KPMG Comfort Letter. KMPG, auditors of KES's Parent shall have delivered to the Buyer Parties a comfort letter dated as of the Closing Date and covering all information included in KES's Parent's Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 1998, including a bring down of such information as of the Closing Date, which shall identify any material changes in the financial condition of KES's Parent subsequent to September 30, 1998.

     7.13 Notices Under the Credit Agreement. The Project Partnership shall provide a copy to the Buyer Parties of the acknowledgment of receipt by the Administrative Agent of the draft PREPA Waiver Agreement including an acknowledgment that no further action under the Credit Agreement is required by the Project Partnership in respect of executing the PREPA Waiver Agreement, other than the delivery of a certified copy of the same promptly after the execution and delivery thereof.

     7.14 Opinion of Counsel.

          (a) Bingham Dana LLP, special counsel the KES Entities, shall have delivered to the Buyer Parties a written opinion, addressed to Buyer and dated the Closing Date, covering the matters referred to in Sections 4.1, 4.2, 4.3(a), Section 4.3(c) hereof relating to the Settlement Agreement and 4.10 with respect to KES and KBI;

          (b) Appleby, Spurling & Kempe, special counsel to KPR in Bermuda and Harney, Westwood & Riegels, special counsel to the KES Entities in the British Virgin Islands ("HWR"), shall have each delivered to the Buyer Parties an opinion, addressed to Buyer Parties and dated the Closing Date, having the matters referenced in 4.1, 4.2, 4.3(a) and 4.10 with respect to KPR; and (c) Richards Layton and Finger, special Delaware counsel to KES's Parent, shall have delivered to the Buyer Parties a written opinion, addressed to the Buyer Parties and dated the Closing Date, covering certain issues identified by the Parties to the KES Entities, including but not limited to due authorization by KES's Parent of the transactions contemplated by this Agreement and the corporate separateness of KES's Parent and the KES Entities (other than KPR).

     7.15 Certificate, Documents.

          The Buyer Parties shall have received such other certificates and documents as may be reasonably requested by it with respect to the foregoing matters.

8.   CONDITIONS PRECEDENT TO KES ENTITY OBLIGATIONS.

     The obligation of the KES Entities to consummate the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions:

     8.1 Representations and Warranties True at Closing. The representations and warranties made by the Buyer Parties in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

     8.2 Compliance with Agreement. Each of the Buyer Parties shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     8.3 Officer's Certificate. The Buyer Parties shall have delivered to the KES Entities in writing, at and as of the Closing, a certificate, in form and substance satisfactory to the KES Entities, to the effect that the conditions in each of Sections 8.1 and 8.2 hereof have been satisfied.

     8.4 Opinion of Counsel. Hunton & Williams, counsel to Buyer Parties, shall have delivered to the KES Entities a written opinion, addressed to the KES Entities and dated the Closing Date, covering the matters referred to in Sections 5.1, 5.2 and 5.3. W.S. Walker & Company, special counsel to the Buyer in the Cayman Islands, shall have delivered to the KES Entities a written opinion, addressed to the KES Entities and dated the Closing Date, covering the matters referenced to in Sections 5.1, 5.2 and 5.3 with respect to the Buyer.

     8.5 Assumption of Certain Obligations. Buyer shall have executed and/or delivered the documentation required in Section 3.2(b) and the cash collateral pledged by KES to secure its obligation to Union Bank of California, shall have been released by Union Bank of California to KES.

     8.6 Certificates, Documents. The KES Entities shall have received such other certificates and documents as may be reasonably requested by them with respect to the foregoing material.

9. CONFIDENTIAL INFORMATION. The KES Entities and the Buyer Parties agree that the Confidentiality Agreement shall remain in full force and effect for the duration thereof, and that the parties hereto shall be governed by its terms and conditions, which are hereby incorporated into this Agreement by reference.

10. HSR ACT. Each of the Buyer Parties and the KES Entities acknowledge that they have filed with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), concerning the transactions contemplated hereby, and that the waiting period for such filing specified in the HSR Act has expired.

11. POST CLOSING TAX INCENTIVE. Within five (5) business days of receipt by the Company of notice of final approval not subject to appeal by the Government of Puerto Rico of the Project Partnership's Tax Petition referred to in
     Section 4.15(d), the Buyer Parties shall remit to KES by wire transfer to Sanwa Bank California, San Francisco, CA to ABA #122003516, for the account of KENETECH Energy Systems, Inc., Account No. 0668-26065, a payment in an amount equal to $5,000,000.

12. RELEASE. In consideration of the Purchased Assets, and for other valuable consideration, the receipt of which is hereby acknowledged, each of the Buyer Parties, for itself and on behalf of its successors and assigns, hereby releases and discharges the KES Entities and KES's Parent, their past and present partners, heirs, assigns, successors, officers, directors, agents, employees and affiliates of and from any and all actions, causes of actions, claims, demands, damages, liabilities, costs or expenses of any kind arising from the beginning of time to the date hereof in connection with the KES Entities, KES's Parent, the Company, the General Partner, the Project Partnership and/or the Project, except to the extent any liability for breach of representations and warranties set forth in Section 4 to the extent set forth in Section 4.13.

13.  GENERAL.

     13.1 Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by (a) the Buyer Parties, if incurred for the Buyer Parties' account or (b) the KES Entities, if incurred for the account of the KES Entities or any of the KES Entities. Notwithstanding the foregoing, all commissions, fees and expenses of Fieldstone Private Capital Group, L.P. shall be paid by the KES Entities, except for those incurred by the Buyer Parties at their request, which shall be paid by the Buyer Parties.

     13.2 Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to the KES Entities, to:                 KENETECH Energy Systems, Inc.
                  1501 E. Main Street
                  P.O. Box 1007
                  Meriden, CT  06450-1007
                  Tel: (203) 238-9892
                  Fax: (203) 238-7874
                  Attention:        Aaron Samson, Vice President
                                    Scott Taylor, Vice President


with copies sent contemporaneously to:
                  KENETECH Corporation
                  500 Sansome Street, Suite 410
                  San Francisco, CA  94111
                  Tel: (415) 984-8585
                  Fax: (415) 984-8100
                  Attention:        Michael U. Alvarez
                                    Vice President and
                                    Chief Financial Officer

and to:                             Marc A. Reardon, Esq.
                                            Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110
Tel: (617) 951-8000
Fax: (617) 951-8736

If to Assignee, to:                         Edison Mission Energy
                                            18101 Von Karman Avenue
                                            Suite 1700
                                            Irvine, CA  92612
Tel:     (949) 798-7852
Fax:     (949) 833-9274
                                            Attention:   Michael P. Childers
                                                         Regional Vice President

If to Buyer, to:                    EME del Caribe
                                            c/o W.S. Walker & Company
                                            P.O. Box 265GT
                                            Caledonian House
                                            Grand Cayman, Cayman Islands
                                            Attn:  Michael P. Childers, Director

with a copy sent contemporaneously to:

                                            Edison Mission Energy
                                            18101 Von Karman Avenue
                                            Suite 1700
                                            Irvine, CA  92612
Tel:     (949) 798-7787
                                            Fax:     (949) 752-1420
                                            Attn:    Reggie Rice, Esq.
                                                     Director, Legal Department
                                                     Americas

                                            Bruce D. Peterson, Esq.
                                            Hunton & Williams
                                            1900 K Street, N.W.
                                            Washington, D.C.  20006-1109
Tel:     (202) 955-1521
Fax:     (202) 788-2201


     13.3 Entire Agreement. This Agreement, together with the Confidentiality Agreement, incorporated herein by reference and the Assignment and
          Assumption Agreements, entered into contemporaneously herewith, contain the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. If the terms of this Agreement shall conflict with any of those of the Assignment and Assumption Agreements, this Agreement shall govern.

     13.4 Governing Law; CONSENT TO JURISDICTION.

          (a) The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules other than Section 5-1401 of the New York General Obligations Law) of the State of New York.

          (b) The parties agree that any suit based upon or arising out of this Agreement or the dealings or the relationship between or among the KES Entities and Buyer Parties and either party's successors and assigns may be brought in the courts of the State of New York or the Federal Court of the Southern District of New York and consent to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon either party by mail in the manner specified in Section 13.2 hereof. Each of Buyer Parties and the KES Entities hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient forum.

     13.5 Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "Section" or "subsection." The headings of Sections and subsections are for reference only and shall not limit or control the meaning thereof.

     13.6 Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto, except that either of the Buyer Parties may assign or transfer its rights hereunder to one or more Affiliates, without the prior written consent of the KES Entities. Such transfer shall not relieve either of the Buyer Parties of any of its obligations hereunder.

     13.7 Further Assurances. The KES Entities and Buyer Parties shall execute and deliver to all appropriate other parties such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

     13.8 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the KES Entities and the Buyer Parties and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     13.9 Knowledge. Whenever the phrase "to the knowledge of the KES Entities" or another similar qualification is used herein, the relevant knowledge is limited solely to the actual knowledge the officers and directors of the KES Entities, without imputing to the KES Entities any knowledge of any other Person.

    13.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    13.11 Satisfaction of Conditions Precedent. The KES Entities and Buyer Parties will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.11 shall obligate any party hereto to waive any right or condition under this Agreement.

    13.12 Time is of the Essence and Best Efforts. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

    13.13 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing, regardless of any investigation made by or on behalf of any party hereto; provided, however, that all representations and warranties (and any claim for indemnification made in respect thereof) shall expire and be of no further force and effect from and after the date six (6) months following the Closing except to the extent a claim is made in good faith by the aggrieved party against the other party with respect thereto prior to the expiration of such 6 month period. If, under any applicable federal or state bankruptcy, insolvency, reorganization or other laws relating to creditors' rights generally, any of the transfers contemplated by S3.2(a) or the payment contemplated by S3.2(d) is avoided or invalidated within six (6) years of the Closing, Buyer Parties shall have a claim for damages to the extent of any such avoidance or invalidation; and any claim for damages they may have as a result of such avoidance or invalidation shall be expressly preserved.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

SELLER:

KES PUERTO RICO L.P.

By:      KES LNG, Ltd.,
         its General Partner


By:
Name:    Michael U. Alvarez
Title:   President


KENETECH ENERGY SYSTEMS, INC.

By:
Name:    Michael U. Alvarez
Title:   President


KES BERMUDA, INC.


By:
Name:    Michael U. Alvarez
Title:   President


BUYER PARTIES:

EME DEL CARIBE


By:
Name:
Title:


EDISON MISSION ENERGY


By:
Name:
Title:


Schedule 4.5



Proceedings


         1.       Settlement Agreement -    KENETECH Energy Systems, Inc.

Schedule 4.6



Material Liabilities


         1.       Employment Contracts for:

Michael U. Alvarez
Aaron T. Samson
Scott J. Taylor
Christopher Diez



Schedule 7.5



Required Consents


     1. Filing with Office of Industrial Tax Exemption of Puerto Rico, request for approval of Transfer.

     2. Puerto Rico Electric Power Authority waiver of requirement under Power Purchase Agreement that Project maintain Qualifying Facility status by entry into a Waiver Agreement, substantially in the form of Exhibit C.


Schedule 7.8

Resignation of Directors,
Officers and Authorized Signatories

The following individuals shall resign as of the Closing Date:

         1.       Company:

         A.       Directors:        Michael U. Alvarez, Director
                           Aaron T. Samson, Director

         B.       Officers:         Michael U. Alvarez, Assistant Secretary
                           Aaron T. Samson, Assistant Secretary

         C.       Authorized Signatory:

                  Michael U. Alvarez
                  Aaron T. Samson
                  Scott J. Taylor
                  Mark Lerdal
                  Dianne Urhausen
                  Jorge El Koury


         2.       General Partner:  EcoElectrica, Ltd.

         A.       Directors:        Michael U. Alvarez, Director
                           Aaron T. Samson, Director

         B.       Officers:         Michael U. Alvarez, Assistant Secretary
                           Aaron T. Samson, Assistant Secretary

         C.       Authorized Signatory:

                  Michael U. Alvarez
                  Aaron T. Samson
                  Scott J. Taylor
                  Mark Lerdal
                  Dianne Urhausen
                  Jorge El Koury

         3.       Project Partnership:      None

Exhibit C

Form of Waiver Agreement

(form to be attached)